Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2007 RESULTS
Same Store Sales Increase 2.9%
Reported Diluted Earnings per Share of $0.21, or $0.66 Excluding Litigation Expense
Announces Prospective Settlement of Perez Litigation

Plano, Texas, April 30, 2007 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2007.
First Quarter 2007 Results
The Company reported total revenues for the quarter ended March 31, 2007 of $755.3 million, a $148.3 million increase from the reported total revenues of $607.0 million for the same period in the prior year. This 24.4% increase in revenues was primarily driven by the Rent-Way acquisition that closed on November 15, 2006, and a 2.9% increase in same store sales.
Reported net earnings for the quarter ended March 31, 2007 were $15.1 million, when including the Perez litigation charges discussed below, a decrease of $25.2 million from the reported net earnings of $40.3 million for the same period in the prior year. Reported diluted earnings per share were $0.21, when including the Perez litigation charges discussed below, a decrease of $0.36 from the reported diluted earnings per share of $0.57 for the same period in the prior year.
Adjusted net earnings for the quarter ended March 31, 2007 were $47.3 million, when excluding the Perez litigation charges discussed below, an increase of $7.0 million, or 17.4% from the reported net earnings of $40.3 million for the same period in the prior year. Adjusted diluted earnings per share were $0.66, when excluding the Perez litigation charges discussed below, an increase of $0.09, or 15.8% from the reported diluted earnings per share of $0.57 for the same period in the prior year.
“We continued to execute in our core rent-to-own business as demonstrated by our 2.9% increase in same store sales, our fifth consecutive quarter of positive same store sales,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “In the quarter, we also completed the integration of the Rent-Way acquisition and are now working to enhance the profitability of these stores. In addition, we continued our expansion into the financial services industry with the opening of 29 financial services locations within existing rent-to-own stores, ending the quarter with 177 locations,” Speese continued. “As a result of our strong operating results, we generated cash flow from operations of approximately $86.0 million and reduced our outstanding senior debt by approximately $77.1 million,” Speese added.
The Company also announced today that it has reached a prospective settlement with the plaintiffs to resolve Hilda Perez v. Rent-A-Center, Inc., a putative class action filed in the Superior Court, Law Division, Camden County, New Jersey. This matter alleges that the rent-to-own contracts entered into by Perez and a class of similarly situated individuals violated New Jersey’s Retail Installment Sales Act and New Jersey’s Consumer Fraud Act, because such contracts imposed a time price differential in excess of the per annum interest rate permitted under New Jersey’s criminal usury statute. Under the terms contemplated, the Company anticipates it will pay an aggregate of approximately $85.8 million in cash, to be distributed to an agreed-upon class of Company customers from April 23, 1999 through March 16, 2006, as well as pay the plaintiffs’ attorneys fees and costs to administer the settlement, in the aggregate amount of approximately $23.5 million. Under the terms of the prospective settlement, the Company would be entitled to 50% of any undistributed monies in the settlement fund. In connection with the prospective settlement, the Company is not admitting liability for its past business practices in New Jersey. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006. To account for the aforementioned costs, the Company recorded an additional pre-tax charge of $51.3 million in the first quarter of 2007.
The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While the Company believes that the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form. The Company expects to fund the prospective settlement with cash flow generated from operations, together with amounts available under its senior credit facilities.
Operations Highlights
During the first quarter of 2007, the Company opened six new rent-to-own store locations, acquired accounts from three locations, consolidated 33 stores (of which 23 stores were due to the Rent-Way transaction) into existing locations and sold one acquired Rent-Way store, for a net reduction of 28 stores and an ending balance as of March 31, 2007 of 3,378 stores. During the first quarter of 2007, the Company added financial services to 29 existing rent-to-own store locations, closed two locations and ended the quarter with a total of 177 stores providing these services.
Since March 31, 2007, the Company has opened one new rent-to-own store location, acquired seven stores and consolidated one store into an existing location. The Company has added financial services to 27 existing rent-to-own store locations since March 31, 2007.
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Rent-A-Center will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, May 1, 2007, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,385 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 273 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, the $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the prospective settlement in the Perez case, or the potential impact of acquisitions or dispositions that may be completed after April 30, 2007.
SECOND QUARTER 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $719 million to $734 million.
•	Store rental and fee revenues are expected to be between $655 million and $667 million.
•	Total store revenues are expected to be in the range of $709 million to $724 million.
•	Same store sales are expected to be in the 0.5% to 2.0% range.
•	The Company expects to open 5 — 10 new rent-to-own store locations.
•	The Company expects to add financial services to 40 — 60 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.2% to 58.7% of total store revenue.
•	General and administrative expenses are expected to be between 4.0% and 4.2% of total revenue.
•	Net interest expense is expected to be approximately $22 million, depreciation of property assets to be approximately $17 million and amortization of intangibles is expected to be approximately $3.9 million.
•	The effective tax rate is expected to be approximately 37% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.57 to $0.63.
•	Diluted shares outstanding are estimated to be between 71 million and 72 million.
FISCAL 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.915 billion and $2.955 billion.
•	Store rental and fee revenues are expected to be between $2.615 billion and $2.655 billion.
•	Total store revenues are expected to be in the range of $2.875 billion and $2.915 billion.
•	Same store sales are expected to be in the 1.0% to 2.0% range.
•	The Company expects to open approximately 30 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 200 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.5% to 59.0% of total store revenue.
•	General and administrative expenses are expected to be between 4.0% and 4.2% of total revenue.
•	Net interest expense is expected to be between $83 million and $88 million, depreciation of property assets is expected to be between $65 million and $70 million and amortization of intangibles is expected to be approximately $15.5 million.
•	The effective tax rate is expected to be approximately 37% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.24 to $2.32.
•	Diluted shares outstanding are estimated to be between 71 million and 72.5 million.

      This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores, including the Rent-Way stores recently acquired; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in the Company’s debt ratings; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; the negotiation of the definitive settlement documentation with respect to the prospective settlement of the Perez case; the court hearing the Perez case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; one or more parties filing an objection to the prospective settlement of the Perez case; and the other risks detailed from time to time in our SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)

	Three Months Ended March 31,
	2007	2007		2006
	Before	After
	Litigation	Litigation
Total Revenue	$755,299	$755,299		$606,975
Operating Profit	97,405	46,155	(1)	75,484
Net Earnings	47,294	15,103	(1)	40,328
Diluted Earnings per Common Share	$0.66	$0.21	(1)	$0.57

Adjusted EBITDA	$118,370	$118,370		$89,837

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	75,070	23,820		63,921
Add back:
Litigation expense	—	51,250		—
Interest expense, net	22,335	22,335		11,563
Depreciation of property assets	16,927	16,927		13,467
Amortization of intangibles	4,038	4,038		886

Adjusted EBITDA	$118,370	$118,370		$89,837

1.	Excludes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the prospective settlement in the Perez case. The expense decreased diluted earnings per share by $0.45 in the first quarter of 2007.
Selected Balance Sheet Data:
(in Thousands of Dollars)

	March 31, 2007	March 31, 2006

Cash and cash equivalents	$80,146	$45,884
Prepaid expenses and other assets	55,065	40,487
Rental merchandise, net
On rent	840,627	635,154
Held for rent	229,256	157,825
Total Assets	2,775,371	1,982,356

Senior debt	916,191	367,625
Subordinated notes payable	300,000	300,000
Total Liabilities	1,812,459	1,115,275
Stockholders’ Equity	962,912	867,081

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Three Months Ended March 31,
	2007	2006
	Unaudited
Store Revenue
Rentals and Fees	$660,113	$520,383
Merchandise Sales	68,337	64,163
Installment Sales	8,410	5,851
Other	7,176	3,286

	744,036	593,683

Franchise Revenue
Franchise Merchandise Sales	9,925	12,081
Royalty Income and Fees	1,338	1,211

Total Revenue	755,299	606,975

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	143,069	112,767
Cost of Merchandise Sold	46,030	44,130
Cost of Installment Sales	3,545	2,423
Salaries and Other Expenses	420,727	338,771
Franchise Cost of Merchandise Sold	9,487	11,556

	622,858	509,647

General and Administrative Expenses	30,998	20,958
Amortization of Intangibles	4,038	886
Litigation expense	51,250	0

Total Operating Expenses	709,144	531,491

Operating Profit	46,155	75,484

Interest Income	(1,761)	(1,460)
Interest Expense	24,096	13,023

Earnings before Income Taxes	23,820	63,921

Income Tax Expense	8,717	23,593

NET EARNINGS	15,103	40,328

BASIC WEIGHTED AVERAGE SHARES	70,286	69,256

BASIC EARNINGS PER COMMON SHARE	$0.21	$0.58

DILUTED WEIGHTED AVERAGE SHARES	71,338	70,250

DILUTED EARNINGS PER COMMON SHARE	$0.21	$0.57